UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 28, 2011
CENTURY PROPERTIES FUND XV
(Exact name of registrant as specified in its charter)

CALIFORNIA (State or other jurisdiction of incorporation)	0-9680 (Commission File Number)	94-2625577 (IRS Employer Identification No.)

55 BEATTIE PLACE POST OFFICE BOX 1089 GREENVILLE, SOUTH CAROLINA	29602
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (864) 239-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. Entry into a Material Definitive Agreement.
     On July 28, 2011, Century Properties Fund XV, a California limited partnership (“CPF XV”), entered into an agreement and plan of merger (the “Merger Agreement”) with Century Properties Fund XV, LP, a Delaware limited partnership (“New CPF XV”), AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO OP”) and AIMCO CPF XV Merger Sub LLC, a Delaware limited liability company of which AIMCO OP is the sole member (the “Merger Subsidiary”), pursuant to which CPF XV will be merged with and into New CPF XV, with New CPF XV as the surviving entity, following which the Merger Subsidiary will be merged with and into New CPF XV, with New CPF XV as the surviving entity.
     In the mergers, each unit of limited partnership interest (each, a “Unit”) of CPF XV outstanding immediately prior to the consummation of the mergers will be converted into an identical unit of limited partnership interest in New CPF XV (also referred to herein as a “Unit”), following which each Unit (other than Units held by limited partners who perfect their appraisal rights pursuant to the Merger Agreement) will be converted into the right to receive, at the election of the limited partner, either (i) $45.61 in cash (the “Cash Consideration”) or (ii) a number of partnership common units of AIMCO OP calculated by dividing $45.61 by the average closing price of Apartment Investment and Management Company common stock, as reported on the New York Stock Exchange, over the ten consecutive trading days ending on the second trading day immediately prior to the effective time of the mergers. However, if AIMCO OP determines that the law of the state or other jurisdiction in which a limited partner resides would prohibit the issuance of partnership common units of AIMCO OP in that state or other jurisdiction (or that registration or qualification in that state or jurisdiction would be prohibitively costly), then such limited partner will only be entitled to receive the Cash Consideration for each Unit. Those limited partners who do not make an election will be deemed to have elected to receive the Cash Consideration.
     In the second merger, AIMCO OP’s membership interest in the Merger Subsidiary will be converted into Units of New CPF XV. As a result, after the mergers, AIMCO OP will be the sole limited partner of New CPF XV, holding all outstanding Units. Fox Capital Management Corporation and Fox Realty Investors will continue to be the general partners of CPF XV after the mergers and CPF XV’s partnership agreement prior to the mergers will be amended to reflect the mergers.
     Completion of the mergers is subject to certain conditions, including approval by a majority in interest of the limited partners holding Units. As of July 21, 2011, CPF XV had issued and outstanding 89,975 Units, and AIMCO OP and its affiliates owned 65,841.34 of those Units, or approximately 73.18% of the number of outstanding Units. Approximately 35,473.17 of the Units owned by an affiliate of AIMCO OP are subject to a voting restriction, which requires such Units to be voted in proportion to the votes cast with respect to Units not subject to this voting restriction. AIMCO OP and its affiliates have indicated that they will vote all of their Units that are not subject to this restriction, approximately 30,368.17 Units or approximately 33.75% of the outstanding Units, in favor of the Merger Agreement and the mergers. As a result, affiliates of AIMCO OP will vote a total of approximately 50,133 Units, or approximately 55.72% of the outstanding Units in favor of the Merger Agreement and the mergers. AIMCO OP and its affiliates have indicated that they intend to take action by written consent to approve the mergers.
     The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Additional Information for Investors:
     This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities. AIMCO OP and Apartment Investment and Management Company will file with the Securities and Exchange Commission a registration statement on Form S-4 that will include an information statement of CPF XV relating to the transaction, which will also constitute a prospectus of AIMCO OP and Apartment Investment and Management Company. INVESTORS ARE URGED TO READ THE INFORMATION STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE TRANSACTION.

     The information statement/prospectus and other documents which will be filed with the Securities and Exchange Commission will be available free of charge at the SEC’s website, www.sec.gov. You may request a copy of these filings, at no cost, by writing or calling Apartment Investment and Management Company at the following address and telephone number: ISTC Corporation, P.O. Box 2347, Greenville, South Carolina 29602; telephone number (864) 239-1029.
ITEM 9.01. Financial Statements and Exhibits.
(d) The following exhibits are filed with this report:

Exhibit
Number	Description
10.1	Agreement and Plan of Merger, dated July 28, 2011, by and among Century Properties Fund XV, Century Properties Fund XV, LP, AIMCO Properties, L.P. and AIMCO CPF XV Merger Sub LLC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTURY PROPERTIES FUND XV

Date: July 28, 2011	By:	FOX CAPITAL MANAGEMENT CORPORATION, Its Managing General Partner

	By:	/s/ Stephen Waters
Stephen Waters
Senior Director of Partnership Accounting